Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements (No. 333-127324 and No. 333-178650) on Form S-8 of Expedia Group, Inc. of our report dated June 18, 2025, on the financial statements of the Expedia Retirement Savings Plan appearing in the 2024 Annual Report on Form 11-K of Expedia Retirement Savings Plan.

/s/ Crowe LLP

New York, New York
June 18, 2025